Exhibit 99.1

NEWS RELEASE

For Release on June 23, 2016	Contact: Steven D. Lance
4:02 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Announces the Sale of its Switch Product Line to Astronics for $850,000

SAN RAMON, Calif. — June 23, 2016 -- Giga-tronics Incorporated (“Giga-tronics”) (NASDAQ: GIGA) announced today an agreement for the sale of its Switch product line to Astronics Test Systems Inc. (“Astronics”), a wholly owned subsidiary of Astronics Corporation (NASDAQ: ATRO). Upon signing, Astronics paid $850,000 for the intellectual property of the product line. Giga-tronics is estimating a net gain in the quarter ending June 25, 2016 of $650,000 after related expenses are subtracted from the sales price. Astronics is also purchasing approximately $500,000 of related materials inventory from Giga-tronics. The materials inventory will transfer throughout July and August of 2016.

John Regazzi, President and CEO of Giga-tronics, said, “The sale of the Switch product line was the last of our legacy products we were still producing and supporting.  The sale allows Giga-tronics to realign business processes and focus all of our attention on our high growth opportunities in Electronic Warfare systems.”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics and aeronautics.

This press release contains forward-looking statements concerning operating results, future growth, and sales of new products, shippable backlog within a year, long term growth, shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 26, 2016 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

1